                                                                  EXHIBIT (b)(1)

                               [DOREL LETTERHEAD]

February 5, 1998

Canadian Corporate Funding Limited
1010 Sherbrooke Street West
Suite 2210
Montreal, PQ
H3A 2R7

Attention of:  Mr. Robert Goulet, Vice-President

           RE: USD $30,000,000 UNSECURED LONG-TERM DEBT

Dear Sir,

     We are please to confirm our acceptance of the referenced financing with Teachers Insurance and Annuity Association ("TIAA") and Prudential Capital Corp. ("Prudential"). We understand that TIAA and Prudential's proposal will be confirmed in writing and remains subject to their satisfactory completion of due diligence by February 16, 1998. The main terms and conditions regarding the transaction are detailed below. We also understand that fixing of the rate will take place on February 6th, 1998 at the proposed mark-up over US Treasury Bonds bearing a maturity of 7 years.

OTHER CONDITIONS (CONSOLIDATED)

Lenders:                                            Teachers Insurance and Annuity Association and
                                                    Prudential Capital Corp.
Amount:
- Teachers Insurance and Annuity Association:       $15,000,000
- Prudential Capital Corp.:                         $15,000,000
Currency:                                           U.S. dollars
Term:                                               10 years.
Amortization:                                       7 year average life.
Rate:                                               115 basis points over 7 year U.S. Treasury Bonds.
Working Capital Ratio:                              1.75 to 1.0.
Maximum Funded Debt/
  Tangible Net Worth:                               1.10 to 1.0 reducing to 0.85 to 1.0 after
                                                    December 31, 1998.
Minimum Tangible Net Worth:                         $120,000,000 plus 50% of annual net income.
Capital Expenditures Limit:                         None.
Priority Secured Debt:                              Not more than 20% of Tangible Net Worth.
Asset Sale Limitation:                              15% of Net Book Value.
Restricted Investments:                             No limit as long as in same line of business.
Change of Control:                                  50% + 1 vote.
Other:                                              Cross default with other Funded Debt.

     In the course of TIAA and Prudential's due diligence, we will provide confirmation of the Banks Syndicate's Offer to Finance, the terms of which shall be acceptable to both. We will also provide Allstate's written confirmation of their release of a USD $12,500,000 Secured Loan that will become unsecured and rank on a pari-passu basis with TIAA and Prudential's proposed financing.

Yours truly,

DOREL INDUSTRIES INC.

By: /s/ JEFFREY SCHWARTZ

    ----------------------------------
    Jeffrey Schwartz
    Vice-President, Finance

        PRUDENTIAL LETTERHEAD

February 11, 1998

Dorel Industries Inc.
4750 Des Grandes Prairies
Montreal, Quebec, Canada H1R 1A3

Attn: Mr. Jeffrey Schwartz

Dear Mr. Schwartz:

     I am pleased to confirm Prudential's agreement in principle, subject to the conditions set forth below, to purchase $15,000,000 principal amount of 6.75% Senior Notes due 2007 (the "Notes") of Dorel Investments LP, guaranteed by Dorel Industries Inc. and Dorel's primary US operating companies. The Notes will have a final maturity of 10 years and an average life of approximately 7 years. Interest is payable semi-annually. The proceeds will be used to refinance existing debt and for working capital.

     Prudential's purchase of these securities would be subject to (a) authorization of such purchase by the Credit Committee of Prudential Capital Group and (b) the satisfaction of Prudential's Law Department with the documentation, proceedings and legal opinions incident to the proposed transaction.

     We intend to retain the law firm of Hebb & Gitlin to act as our special US counsel, and Smith, Lyons to act as our special Canadian counsel in connection with the proposed transaction. We understand that the fees, charges and disbursements of our special counsel will be paid by the company whether or not the proposed transaction is consummated.

                                          Very truly yours,

                                          THE PRUDENTIAL INSURANCE
                                          COMPANY OF AMERICA

                                          By:   /s/ KEVIN J. KRASKA
                                            Kevin J. Kraska
                                            Vice President

Accepted and Agreed to:

DOREL INDUSTRIES INC.

By:   /s/ JEFFREY SCHWARTZ

             TEACHERS INSURANCE AND ANNUITY ASSOCIATION LETTERHEAD

February 10, 1998

Jeffrey Schwartz
Vice President -- Finance
Dorel Industries Inc.
4750 des Grandes Prairies
Montreal, Quebec
Canada H1R 1A3

Re:  $30,000,000 Senior Guaranteed Notes due 2008 (TIAA Portion: $15,000,000)

Gentlemen:

     In reference to the above captioned Notes, you hereby agree to pay, or at the option of Teachers Insurance and Annuity Association of America ("TIAA"), to reimburse TIAA for all reasonable out-of-pocket expenses incurred in connection with the anticipated closing of this transaction including, without limitation, fees and expenses of our special counsel (including local counsel) (each of whom will also act as counsel for the other purchasers of the Notes), and printing costs, whether or not this transaction is consummated.

     To signify your agreement to pay such expenses, please execute this letter by having it signed by a duly authorized officer and return an executed counterpart to TIAA, attention: Carmen M. Di Sunno, Securities Division.

                                          Very truly yours,

                                          TEACHERS INSURANCE AND
                                          ANNUITY ASSOCIATION OF AMERICA

                                          By:   /s/ LOREN S. ARCHIBALD
                                            Loren S. Archibald
                                            Managing Director -- Private
                                              Placements

Accepted and agreed to:

DOREL INDUSTRIES INC.

By:   /s/ JEFFREY SCHWARTZ
    Jeffrey Schwartz